SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	July 8, 2020

NANOVIRICIDES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-36081	76-0674577
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1 Controls Drive, Shelton, Connecticut 06484		06484
(Address of Principal Executive Offices)		(Zip Code)

(203) 937-6137
(Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s)	Name of each exchange on which registered:
Common Stock	NNVC	NYSE-American

Item 1.01	Entry into a Material Definitive Agreement.

Underwritten Public Offering

On January 8, 2020, NanoViricides, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Kingswood Capital Markets, a Division of Benchmark Investments, Inc. (“Kingswood”). Pursuant to the terms and conditions of the Underwriting Agreement, we agreed to issue and sell 1,369,863 shares of our common stock, par value $0.001 per share (the “Underwritten Shares”), at a price to the public of $7.30 per share. Pursuant to the Underwriting Agreement, we also granted the underwriter an option to purchase up to an additional 205,479 shares of our common stock (together with the Underwritten Shares, the “Shares”) within 45 days after the date of the Underwriting Agreement to cover over-allotments, if any. The Final Prospectus for the offering was filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b)(1) of the Securities Act of 1933, as amended, on July 9, 2020.

The offering was consummated on July 10, 2020. The Company sold the Underwritten Shares and the underwriters exercised their option to purchase an additional 205,479 shares of common stock at the public offering price of $7.30 per share. Kingswood acted as sole bookrunning manager for the offering, and Maxim Group LLC acted as a financial advisor in the offering. Kingswood received underwriting discounts and commissions of 8% for approximately $920,000, plus reimbursement of counsel fees in the amount of $50,000. For its services rendered as financial advisor, Maxim Group LLC received an advisory fee in the amount of $150,000 from the underwriting discount and commission paid to Kingswood.

The net proceeds to the Company after underwriter's commission and agreed upon customary fees and expenses were approximately $10.53 million, before deducting the Company's legal and accounting expenses related to the Offering. The Company intends to use the net proceeds to fund general corporate purposes and to fund ongoing operations.

The Underwriting Agreement contains customary representations, warranties and covenants made by us.  It also provides for customary indemnification by us and the underwriters for losses or damages arising out of or in connection with the sale of the Shares.  In addition, pursuant to the terms of the Underwriting Agreement, each director and executive officer of the Company, along with TheraCour Pharma, Inc., its principal shareholder, have entered into an agreement with the representative of the underwriters not to sell, transfer or otherwise dispose of our securities, subject to certain exceptions, during the 90-day period following the offering, subject to extension in certain circumstances.

A copy of the Underwriting Agreement is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference. The foregoing description of the Underwriting Agreement is not complete and is qualified in its entirety by reference to such exhibit.

Item 8.01	Other Events.

Press Releases for Underwritten Public Offering

On July 13, 2020, the Company issued a press release announcing the closing of the Offering. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The description of the Underwritten Offering in the press release is not complete and is qualified in its entirety by reference to Exhibit 10.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
5.1	Opinion of McCarter & English, LLP.
10.1	Underwriting Agreement with Kingswood Capital Markets, a Division of Benchmark Investments, Inc. dated July 8, 2020.
99.1	Press Release dated July 13, 2020.

SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, THE REGISTRANT HAS DULY CAUSED THIS REPORT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED THEREUNTO DULY AUTHORIZED.

NANOVIRICIDES, INC.

Date: July 13, 2020	By:	/s/ Anil Diwan
Name: Anil Diwan
Title: Chairman, President